ARTICLES SUPPLEMENTARY

THE NEEDHAM FUNDS, INC. (the "Corporation"), a Maryland corporation, having its principal office in the State of Maryland in Baltimore, hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST:  Pursuant to authority expressly vested in the Board by Article FIFTH of the Charter, the Board hereby further classifies and reclassifies fifty million (50,000,000) authorized but unissued shares, $.001 par value per share, of Retail Class shares of Common Stock of Needham Growth Fund as fifty million (50,000,000) Institutional Class shares of Common Stock of Needham Growth Fund.

SECOND:  Pursuant to authority expressly vested in the Board by Article FIFTH of the Charter, the Board hereby further classifies and reclassifies fifty million (50,000,000) authorized but unissued shares, $.001 par value per share, of Retail Class shares of Common Stock of Needham Aggressive Growth Fund as fifty million (50,000,000) Institutional Class shares of Common Stock of Needham Aggressive Growth Fund.

THIRD:  Pursuant to authority expressly vested in the Board by Article FIFTH of the Charter, the Board hereby further classifies and reclassifies fifty million (50,000,000) authorized but unissued shares, $.001 par value per share, of Retail Class shares of Common Stock of Needham Small Cap Growth Fund as fifty million (50,000,000) Institutional Class shares of Common Stock of Needham Small Cap Growth Fund.  Needham Growth Fund, Needham Aggressive Growth Fund and Needham Small Cap Growth Fund are each referred to as a "Fund" and, collectively, as the "Funds."

FOURTH:  The shares of Institutional Class Common Stock of Needham Growth Fund, Needham Aggressive Growth Fund and Needham Small Cap Growth Fund shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the Corporation's Charter and shall be subject to all provisions of the Corporation's Charter relating to stock of the Corporation generally, and to the following:

(1) As more fully set forth hereinafter, the assets and liabilities and the income and expenses of the Institutional Class Common Stock of Needham Growth Fund, Needham Aggressive Growth Fund and Needham Small Cap Growth Fund shall be determined separately from each other and from the other classes of Common Stock of the respective Fund and from the other Funds and, accordingly, as to each Fund, the Fund's net asset value, dividends and distributions payable to holders, and amounts distributable in the event of liquidation of the Fund or the Corporation to holders of shares of the Fund's stock, may vary from class to class and from classes of other Funds.  Except for these differences, and certain other differences hereinafter set forth, each class of a Fund's stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption.

(2) The assets attributable to the Institutional Class Common Stock of Needham Growth Fund, Needham Aggressive Growth Fund and Needham Small Cap Growth Fund shall be invested in the same investment portfolio of the respective Fund, together with the assets attributable to the other classes of Common Stock of such Fund and to any other class of shares of such Fund hereinafter established.

(3) The proceeds of the redemption of the shares of any class of stock of a Fund may be reduced by the amount of any contingent deferred sales charge, liquidation charge, or any other charge (which charges may vary within and among the classes, if any) payable on such redemption or otherwise, pursuant to the terms of issuance of such shares, all in accordance with the Investment Company Act of 1940, as amended (the "1940 Act"), and applicable rules and regulations of the Financial Industry Regulatory Authority ("FINRA").

(4) At such times (which may vary between and among the holders of particular classes, if any) as may be determined by the Board or, with the authorization of the Board, by the officers of the Corporation, in accordance with the 1940 Act, applicable rules and regulations thereunder and applicable rules and regulations of FINRA and reflected in the pertinent registration statement of the Corporation, shares of any particular class of stock of a Fund may be converted into shares of another class of stock of the Fund based on the relative net asset values of such classes at the time of the conversion, subject, however, to any conditions of conversion that may be imposed by the Board (or with the authorization of the Board, by the officers of the Corporation) and reflected in the pertinent registration statement of the Corporation as aforesaid.

(5) The dividends and distributions of investment income and capital gains with respect to each class of stock of a Fund shall be in such amounts as may be declared from time to time by the Board, and such dividends and distributions may vary between each class of stock to reflect differing allocations of the expenses of the Fund among the classes, if any, and any resultant differences between the net asset values per share of the classes, to such extent and for such purposes as the Board may deem appropriate.  The allocation of investment income, realized and unrealized capital gains and losses, and expenses and liabilities of the Corporation among the classes shall be determined by the Board in a manner that is consistent with applicable law.

(6) Except as may otherwise be required by law, the holders of each class of stock of a Fund shall have (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders of the Fund that affects only holders of that particular class and (ii) no voting rights with respect to any matter submitted to a vote of stockholders of the Fund that does not affect holders of that particular class.

FIFTH:  Immediately before the classification and reclassification of shares as set forth in Articles FIRST, SECOND and THIRD hereof, the Corporation has heretofore authorized the issuance of one billion (1,000,000,000) shares of stock, all of which are shares of Common Stock, having a par value of one tenth of one cent ($.001) per share and an aggregate par value of one million dollars ($1,000,000), classified as follows:

Fund/Class	Shares Authorized
Needham Growth Fund/Retail Class shares	800,000,000
Needham Aggressive Growth Fund/Retail Class	100,000,000
Needham Small Cap Growth Fund/Retail Class	100,000,000
Total	1,000,000,000

SIXTH:  As hereby classified and reclassified, the total number of shares of stock which the Corporation has authority to issue remains one billion (1,000,000,000) shares, all of which are shares of Common Stock, having a par value of one tenth of one cent ($.001) per share and an aggregate par value of one million dollars ($1,000,000), classified as follows:

Fund/Class	Shares Authorized
Needham Growth Fund/Retail Class shares	750,000,000
Needham Growth Fund/Institutional Class shares	50,000,000
Needham Aggressive Growth Fund/Retail Class shares	50,000,000
Needham Aggressive Growth Fund/Institutional Class shares	50,000,000
Needham Small Cap Growth Fund/Retail Class shares	50,000,000
Needham Small Cap Growth Fund/Institutional Class shares	50,000,000
Total	1,000,000,000

SEVENTH:  All authorized shares of the Corporation not designated or classified above remain available for future designation and classification by the Board.  The Corporation's Common Stock shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in the Corporation's Charter and shall be subject to all provisions of the Charter generally.

EIGHTH:  The Corporation is registered as an open-end investment company under the 1940 Act.

NINTH:  These Articles Supplementary were approved by a majority of the entire Board of the Corporation and are limited to changes expressly permitted by Section 2-105(a)(10) and (13) and Section 2-605 of the Maryland General Corporation Law to be made without action by the Corporation's stockholders.

IN WITNESS WHEREOF, The Needham Funds, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

THE NEEDHAM FUNDS, INC.

By:  /s/ George A. Needham
        George A. Needham
        President

WITNESS:

/s/ James W. Giangrasso
James W. Giangrasso
Secretary